Exhibit 99

Tredegar Reports Second-Quarter Results

  Film Products’ operating profit from ongoing operations of $18.7 million increased $5.3 million from the second quarter of 2012.
  Bonnell Aluminum’s operating profit from ongoing operations of $4.3 million increased $0.5 million from the second quarter of 2012.

RICHMOND, Va.--(BUSINESS WIRE)--August 1, 2013--Tredegar Corporation (NYSE:TG) reported second-quarter net income from continuing operations of $9.6 million (29 cents per share) compared to $7.4 million (23 cents per share) in the second quarter of 2012. Results from continuing operations in the second quarter of 2013 included a net after-tax loss of $0.1 million (1 cent per share) for special items primarily related to an unrealized loss on our investment property in southwest Virginia and charges associated with the shutdown of our Kentland, Indiana aluminum extrusions manufacturing facility, partially offset by an unrealized gain on our investment in Intelliject, Inc. (“Intelliject”). Income from ongoing operations in the second quarter of 2013, which excludes special items, was $9.7 million (30 cents per share) versus $7.6 million (24 cents per share) in the second quarter of last year.

Net income from continuing operations for the first six months of 2013 was $19.1 million (59 cents per share) compared to $15.1 million (47 cents per share) for the first six months of 2012. Results from continuing operations in the first six months of 2013 include an after-tax gain of $0.4 million (2 cents per share) for special items primarily related to an unrealized gain on our investment in Intelliject, partially offset by an unrealized loss on our investment property in southwest Virginia and charges associated with the shutdown of our Kentland, Indiana aluminum extrusions manufacturing facility. Income from ongoing operations in the first six months of 2013 was $18.7 million (57 cents per share) versus $15.5 million (48 cents per share) in the first six months of last year.

Further details regarding the special items that reconcile income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.

A summary of results for ongoing operations for the three and six months ended June 30, 2013 and 2012 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Sales	$243.5	$215.9	$485.1	$432.5

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$9.6	$7.4	$19.1	$15.1
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.2	1.1	.4	1.8
(Gains) losses from sale of assets and other	(.1)	(.9)	(.8)	(1.4)
Income from ongoing operations*	$9.7	$7.6	$18.7	$15.5

Diluted earnings per share from continuing operations as reported under GAAP	$.29	$.23	$.59	$.47
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.01	.04	.01	.05
(Gains) losses from sale of assets and other	-	(.03)	(.03)	(.04)
Diluted earnings per share from ongoing operations*	$.30	$.24	$.57	$.48

* Ongoing operations include operating profit (loss) of Film Products and Aluminum Extrusions as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation of income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure, to net income and diluted earnings per share as reported under GAAP. In addition, Note (i) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Film Products had a solid performance in the second quarter, driven by strong demand for our surface protection films and volume improvements in personal care materials. We are encouraged by another quarter of year-over-year volume growth in these product categories, although we do see some risk of slowing demand for our personal care materials in the second half of the year. In flexible packaging films, Film Products experienced volume declines and pricing pressures versus last year due to challenging market conditions tied to the slow global economy, particularly in Brazil.”

Ms. Taylor continued, “Bonnell Aluminum’s operating profit was up slightly in the second quarter, despite mixed results. Increased operating profit from the addition of AACOA and cost savings associated with the shutdown of the Kentland facility in 2012 were largely offset by production inefficiencies and slightly lower volume in our traditional construction-related markets. Cash management continued to be a strength for Bonnell this quarter.”

OPERATIONS REVIEW

Film Products

A summary of second quarter and year-to-date operating results for Film Products is provided below:

			Favorable/			Favorable/
(In Thousands,	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
Except Percentages)	2013	2012	% Change	2013	2012	% Change

Sales volume (pounds)	68,785	67,949	1.2%	136,418	134,921	1.1%

Net sales	$158,266	$150,226	5.4%	$312,651	$303,925	2.9%

Operating profit from ongoing operations	$18,727	$13,441	39.3%	$35,734	$28,907	23.6%

Net sales (sales less freight) in the second quarter and first six months of 2013 increased in comparison to the same periods in the prior year, primarily due to higher volumes and improved product mix, partially offset by the negative impact of lower average selling prices. Higher sales volumes and improved product mix in Film Products had a favorable impact of approximately $9.4 million in the second quarter of 2013 and $12.6 million for the first six months of 2013 in comparison to the same periods in the prior year. Higher volumes in surface protection films and personal care materials were partially offset by lower volumes in flexible packaging and polyethylene overwrap films. The estimated change in average selling prices, net of cost pass-throughs, had an unfavorable impact on net sales of $2.3 million in the second quarter of 2013 and $3.6 million in the first six months of 2013 in comparison to the same periods in the prior year. Average selling prices decreased primarily due to competitive pressures, partially offset by the favorable impact of the contractual pass-through of certain costs such as higher average resin prices. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on net sales of approximately $0.5 million in the second quarter and $0.2 million in the first six months of 2013 compared to the prior year.

Operating profit from ongoing operations was higher compared to the second quarter and first six months of the prior year. Higher sales volumes noted above and favorable mix had a positive impact in comparison to the prior year periods of approximately $5.7 million in the second quarter of 2013 and approximately $7.5 million in the first six months of 2013. Volume for higher-value surface protection films remained strong due to strength in the display market and demand from our key customers.

Margins decreased by approximately $4.6 million in the second quarter of 2013 and approximately $8.1 million in the first six months of 2013 in comparison to the same periods in the prior year. Pricing pressures driven by global supply and demand imbalances in flexible packaging films had a negative effect on operating margins of approximately $1.9 million and $3.6 million in the comparative three and six month period results, respectively. Price reductions in personal care materials and polyethylene overwrap films that were not fully recovered in the current period by productivity gains resulted in an estimated unfavorable impact of $1.1 million in the second quarter of 2013 compared to the second quarter of 2012. Higher production costs, which were primarily associated with our flexible packaging films manufacturing facility in Brazil, had an unfavorable impact on operating margins of approximately $1.6 million in the second quarter of 2013 compared to the second quarter of 2012. Combined with operational inefficiencies of approximately $1.4 million in other product areas in the first quarter, higher production costs had an unfavorable impact of approximately $3.0 million in the first six months of 2013 compared to the first six months of 2012.

Selling, general and administrative expenses decreased by approximately $1.0 million in the second quarter of 2013 and $2.7 million in the first six months of 2013 in comparison to the same periods in the prior year, primarily as a result of lower depreciation and legal expenses and the timing of certain administrative expenses. The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.9 million in the second quarter of 2013 and $3.4 million in the first six months of 2013 compared to the same periods in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.1 million in the second quarter of 2013 and a negative $1.1 million in the second quarter of 2012. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.6 million in the first six months of 2013 and a negative $1.6 million in the first six months of 2012.

Capital expenditures in Film Products were $30.0 million in the first six months of 2013 compared to $7.3 million in 2012. Current year capital expenditures include approximately $19.0 million in capital expenditures for a previously announced project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. Film Products currently estimates that capital expenditures will be approximately $70 million in 2013, including approximately $44 million for the capacity expansion project in Brazil. This multi-year project will significantly increase capacity in Brazil and primarily serve flexible packaging films customers in Latin America. Depreciation expense was $15.9 million in the first six months of 2013 and $18.8 million in the first six months of 2012, and is projected to be approximately $31 million in 2013.

Aluminum Extrusions

A summary of second quarter and year-to-date results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/			Favorable/
(In Thousands,	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
Except Percentages)	2013	2012	% Change	2013	2012	% Change

Sales volume (pounds)	36,101	27,776	30.0%	71,834	54,686	31.4%

Net sales	$77,855	$59,695	30.4%	$157,794	$117,303	34.5%

Operating profit from ongoing operations	$4,311	$3,800	13.4%	$8,925	$5,503	62.2%

Net sales in the second quarter and first six months of 2013 increased in comparison to the same periods of the prior year, primarily due to the addition of AACOA, Inc. (“AACOA”). AACOA, which was acquired on October 1, 2012, had net sales of $22.1 million in the second quarter and $43.9 million in the first six months of 2013. Excluding the impact of our acquisition of AACOA and the Kentland shutdown, volume decreased by 5% in the second quarter of 2013 and 1% in the first six months of 2013 in comparison to the same periods in the prior year. Approximately half of the volume that was produced at Kentland has been transferred to our other facilities.

Operating profit from ongoing operations increased in the second quarter and the first six months of 2013, primarily as a result of the addition of AACOA, cost savings associated with the shutdown of the Kentland manufacturing facility and improved pricing, partially offset by production inefficiencies and higher energy costs. The impact on operating profit from ongoing operations directly attributable to the acquisition of AACOA, including synergies, was $1.4 million in the second quarter of 2013 and $2.6 million in the first six months of 2013. Amortization expense associated with AACOA was $0.4 million in the second quarter and $0.9 million in the first six months of 2013. The shutdown of our Kentland manufacturing facility had a net favorable impact on operating profit from ongoing operations of approximately $0.8 million in the second quarter and $2.0 million in the first six months of 2013 in comparison to the same periods in the prior year. Excluding the impact of our acquisition of AACOA and the Kentland shutdown, lower sales volumes had an unfavorable impact on operating profit from ongoing operations of $0.3 million in the second quarter of 2013 compared to the second quarter of 2012. Margins were also negatively impacted by production inefficiencies of approximately $0.5 million and higher energy costs of $0.4 million in the second quarter of 2013 compared to the second quarter of 2012. Additional construction-related expense of $0.3 million was incurred during the second quarter of 2013 for the new automotive press project at our manufacturing facility in Newnan, Georgia.

Capital expenditures for Bonnell Aluminum were $4.6 million in the first six months of 2013 compared to $1.5 million in the first six months of 2012. Capital expenditures are projected to be approximately $16 million in 2013, which includes approximately $12 million for an 18-month project that will expand capacity at our manufacturing facility in Newnan, Georgia. This additional capacity will primarily serve the automotive industry. Depreciation expense was $3.7 million in the first six months of 2013 compared with $5.5 million in the first six months of 2012, and is projected to be approximately $7.5 million in 2013. Higher depreciation expense in 2012 was primarily related to approximately $1.9 million in accelerated depreciation on property, plant and equipment at the Kentland manufacturing facility.

Corporate Expenses, Interest and Taxes

Pension expense was $6.7 million in the first six months of 2013, an unfavorable change of $2.8 million from the first six months of 2012. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2013 versus 2012 primarily due to the increase in pension expenses noted above and higher stock-based compensation. Corporate expenses, net in 2012 also included an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. (see Note (e) within the Notes to the Financial Tables for additional detail).

Interest expense, which includes the amortization of debt issue costs, was $1.4 million in the first half of 2013 in comparison to $2.0 million in the first half of 2012 as a result of a decrease in the average interest rate on borrowings under our revolving credit facility.

The effective tax rate used to compute income taxes from continuing operations was 32.6% in the first six months of 2013 compared with 31.1% in the first six months of 2012. Income taxes from continuing operations in the first half of 2013 primarily reflect the benefit of current year foreign tax incentives, partially offset by the impact of differences in state tax rates. Income taxes for continuing operations in the first half of 2012 primarily reflect the foreign tax rate incentives and differences, partially offset by the recognition of additional valuation allowances related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years. Significant differences between the estimated effective tax rate for continuing operations and the U.S. federal statutory rate for 2013 and 2012 will be provided in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 that will be filed with the Securities and Exchange Commission (the “SEC”).

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $94.6 million at June 30, 2013, compared with $79.2 million at December 31, 2012. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2012 Annual Report on Form 10-K (the “2012 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2012 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2012 sales of $882 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Sales	$243,530	$215,859	$485,056	$432,502
Other income (expense), net (a) (d) (e) (f)	846	2,625	1,670	5,190
	244,376	218,484	486,726	437,692

Cost of goods sold (a)	198,581	176,486	396,069	352,343
Freight	7,409	5,938	14,611	11,274
Selling, R&D and general expenses (a)	20,455	22,294	42,115	45,128
Amortization of intangibles	1,758	1,330	3,533	2,742
Interest expense	715	1,017	1,405	2,024
Asset impairments and costs associated with exit and disposal activities (a)	384	1,321	638	2,214
	229,302	208,386	458,371	415,725

Income from continuing operations before income taxes	15,074	10,098	28,355	21,967
Income taxes from continuing operations (g)	5,484	2,710	9,248	6,842
Income from continuing operations	9,590	7,388	19,107	15,125
Loss from discontinued operations (b)	(8,300)	(35)	(13,540)	(4,774)

Net income (a) (c)	$1,290	$7,353	$5,567	$10,351

Earnings (loss) per share:
Basic:
Continuing operations	$.30	$.23	$.59	$.47
Discontinued operations (b)	(.26)	-	(.42)	(.15)
Net income	$.04	$.23	$.17	$.32
Diluted:
Continuing operations	$.29	$.23	$.59	$.47
Discontinued operations (b)	(.25)	-	$(.42)	(.15)
Net income	$.04	$.23	$.17	$.32

Shares used to compute earnings (loss) per share:
Basic	32,187	32,051	32,132	32,031
Diluted	32,635	32,101	32,558	32,247

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net Sales
Film Products	$158,266	$150,226	$312,651	$303,925
Aluminum Extrusions	77,855	59,695	157,794	117,303
Total net sales	236,121	209,921	470,445	421,228
Add back freight	7,409	5,938	14,611	11,274
Sales as shown in the Consolidated Statements of Income	$243,530	$215,859	$485,056	$432,502

Operating Profit
Film Products:
Ongoing operations	$18,727	$13,441	$35,734	$28,907
Plant shutdowns, asset impairments, restructurings and other (a)	(107)	(1,508)	(209)	(1,792)

Aluminum Extrusions:
Ongoing operations	4,311	3,800	8,925	5,503
Plant shutdowns, asset impairments, restructurings and other (a)	(545)	(1,086)	(798)	(2,147)
Total	22,386	14,647	43,652	30,471
Interest income	91	83	169	253
Interest expense	715	1,017	1,405	2,024
Gain on investment accounted for under fair value method (d)	2,100	2,700	3,200	6,300
Unrealized loss on investment property (e)	(1,018)	-	(1,018)	-
Stock option-based compensation costs	283	315	599	761
Corporate expenses, net (f)	7,487	6,000	15,644	12,272
Income from continuing operations before income taxes	15,074	10,098	28,355	21,967
Income taxes from continuing operations (g)	5,484	2,710	9,248	6,842
Income from continuing operations	9,590	7,388	19,107	15,125
Loss from discontinued operations (b)	(8,300)	(35)	(13,540)	(4,774)
Net income (a) (c)	$1,290	$7,353	$5,567	$10,351

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets

Cash & cash equivalents	$44,427	$48,822
Accounts & other receivables, net	120,600	100,798
Income taxes recoverable	692	2,886
Inventories	78,294	74,670
Deferred income taxes	7,100	5,614
Prepaid expenses & other	4,791	6,780
Total current assets	255,904	239,570

Property, plant & equipment, net	260,130	253,417
Goodwill & other intangibles, net	232,462	240,619
Other assets	50,824	49,559
Total assets	$799,320	$783,165

Liabilities and Shareholders' Equity

Accounts payable	$91,888	$82,067
Accrued expenses	44,779	42,514
Total current liabilities	136,667	124,581

Long-term debt	139,000	128,000
Deferred income taxes	59,974	60,773
Other noncurrent liabilities	95,560	97,559
Shareholders' equity	368,119	372,252
Total liabilities and shareholders' equity	$799,320	$783,165

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2013	2012
Cash flows from operating activities:
Net income	$5,567	$10,351
Adjustments for noncash items:
Depreciation	19,592	24,334
Amortization of intangibles	3,533	2,742
Deferred income taxes	(1,998)	(245)
Accrued pension income and postretirement benefits	6,806	4,044
Gain on investment accounted for under the fair value method	(3,200)	(6,300)
Loss on asset impairments and divestitures	1,018	1,942
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(22,036)	(4,750)
Inventories	(5,578)	(11,052)
Income taxes recoverable	1,947	575
Prepaid expenses and other	1,074	1,814
Accounts payable and accrued expenses	13,583	7,775
Other, net	323	(3,716)
Net cash provided by operating activities	20,631	27,514
Cash flows from investing activities:
Capital expenditures	(34,642)	(8,933)
Acquisition	-	(3,311)
Sale of business	306	-
Proceeds from the sale of assets and other	701	75
Net cash used in investing activities	(33,635)	(12,169)
Cash flows from financing activities:
Borrowings	32,000	-
Debt principal payments and financing costs	(21,000)	(28,354)
Dividends paid	(4,521)	(2,890)
Proceeds from exercise of stock options and other	2,692	125
Net cash provided by (used in) financing activities	9,171	(31,119)
Effect of exchange rate changes on cash	(562)	(606)
Increase (decrease) in cash and cash equivalents	(4,395)	(16,380)
Cash and cash equivalents at beginning of period	48,822	68,939
Cash and cash equivalents at end of period	$44,427	$52,559

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of June 30, 2013:
Net debt (h)	$ 94.6
Shares outstanding	32.3

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2013 include:
	-	Net pretax charge of $0.3 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;
-

Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;

-

Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the consolidated statements of income); and

-

Pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2013 include:
	-	Net pretax charge of $0.5 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;
-

Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;

-

Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the consolidated statements of income);

-

Pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income); and

	-	Pretax charges of $0.1 million for severance and other employee-related costs in connection with restructurings in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2012 include:
-

Net pretax charge of $1.0 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $1.2 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $0.4 million and other shutdown-related charges of $0.1 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $0.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income);

	-	Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia;
-

Pretax charges of $0.6 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and

	-	Pretax charges of $0.1 million for severance and other employee-related costs in connection with restructurings in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2012 include:
-

Net pretax charge of $1.9 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $1.9 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $1.0 million and other shutdown-related charges of $0.1 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $1.0 million (included in "Cost of goods sold" in the condensed consolidated statements of income);

-

Pretax charges of $0.9 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;

	-	Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia; and
	-	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products ($0.1 million) and Aluminum Extrusions ($0.2 million).

(b)

On November 20, 2012, Tredegar sold its mitigation banking business, Falling Springs, LLC to Arc Ventures LC, a company affiliated with John D. Gottwald, a member of our Board of Directors, for cash and stock consideration of $16.6 million. All historical results for this business have been reflected as discontinued operations in the accompanying condensed consolidated financial statements.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $8.3 million ($8.3 million after tax) in the second quarter of 2013. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $13.5 million ($13.5 million after tax) in the first six months of 2013 and $4.8 million ($4.8 million after tax) in the first six months of 2012.

(c)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $10.2 million in the second quarter of 2013 and a loss of $8.0 million for the second quarter 2012. Comprehensive income (loss) was a loss of $3.2 million in the first six months of 2013 and income of $2.1 million for the first six months of 2012. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)

The unrealized gain on our investment in Intelliject, Inc. (included in "Other income (expense), net" in the condensed consolidated statements of income) were gains of $2.1 million and $2.7 million in second quarter of 2013 and 2012, respectively, and $3.2 million and $6.3 million in the first six months of 2013 and 2012, respectively. The unrealized gains in 2013 are primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The unrealized gain in the second quarter of 2012 is primarily attributed to the appreciation of our ownership interest to reflect insights from a new marketing study for its first product, which resulted in the favorable adjustment to the timing and amount of anticipated cash flows from an upcoming product introduction and achieving related milestones. The unrealized gain in the first quarter of 2012 is primarily attributed to the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of the specialty pharmaceutical company was reduced to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration.

(e)

An unrealized loss on our investment property in Alleghany and Bath County, Virginia (included in “Other income (expense), net” in the consolidated statements of income) of $1.0 million ($0.6 million after taxes) was recorded in the second quarter of 2013 as a result of a reduction in the estimated fair value of our investment that is not expected to be temporary.

(f)

A pretax charge of $1.1 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the first quarter of 2012 as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(g)

Income taxes for 2012 include the recognition of an additional valuation allowance of $1.3 million ($0.4 million in the second quarter of 2012) related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years.

(h)	Net debt is calculated as follows (in millions):
		June 30,	December 31,
		2013	2012
	Debt	$139.0	$128.0
	Less: Cash and cash equivalents	(44.4)	(48.8)
	Net debt	$94.6	$79.2

Net debt is not intended to represent total debt as defined by GAAP.  Net debt is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(i)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com